EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-145599, 333-143191, 333-163636 and 333-188795 on Form S-8, No. 333-229689 on Form S-4, and No. 333-227436 on Form S-3 of our reports dated February 21, 2019, relating to the consolidated financial statements of Fiserv, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
February 21, 2019